Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of ChinaNet Online Holdings, Inc. on Form S-8 (file No. 333-178269), Form S-8 (file No. 333-206979) and Form S-3 (file No. 333-207466) of our report dated March 31, 2017, with respect to our audits of the consolidated financial statements of ChinaNet Online Holdings, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, which report is included in this Annual Report on Form 10-K of ChinaNet Online Holdings, Inc. for the year ended December 31, 2016.

/s/Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

March 31, 2017

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumbp.com